Recro Reports Third Quarter 2021 Financial Results

Acquisition of IriSys, Inc. Significantly Expands Customer Pipeline, Facilities and Capabilities

Annual Revenue Guidance Increased to between $74 and $76 million

Recorded Q3 2021 Revenues of $18.2 Million and Signed Multiple New Business Agreements

Further Expanding Customer Base

Company to Host Conference Call Today at 4:30 p.m. ET

SAN DIEGO, CA, and GAINESVILLE, GA - November 9, 2021 — Recro Pharma, Inc. (“Recro”; NASDAQ: REPH), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today reported financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter Highlights

The third quarter of 2021 was the first quarter reflecting Recro’s recent acquisition of IriSys, LLC, in August 2021. The impact of the company’s broadened geographic footprint and expanded service offerings facilitated a number of new business wins during the period spanning the full range of Recro’s capabilities at both locations, including:

•
New client contracts for oral solid dose projects to be carried out in Georgia;
•
New client contracts for advance dosage formats to be performed in San Diego;
•
Expanded contracts with existing clients in both Georgia and San Diego;
•
Contracts for commercial production, as well as contracts for clinical trial materials;
•
A contract that will utilize the high potency suite recently put into operation in Georgia;
•
Contracts for clinical trial services such as packaging and labeling.

David Enloe, president and chief executive officer of Recro commented, “In August, Recro significantly increased and accelerated its growth trajectory through the acquisition of IriSys, a San Diego-based CDMO with capabilities that greatly complement our own. Through this strategic combination, our organization has significantly expanded and diversified our customer base, enhanced the stability of our revenues and strengthened the company’s financial position. We have broadened our CDMO leadership, experience and talent as well as our geographic reach. And finally, we have significantly expanded and enhanced the organization’s facilities and capabilities, creating a stronger and more versatile CDMO capable of attracting and efficiently servicing a broader range of customers in the U.S. and abroad.

“The operational impact and opportunity presented by this acquisition are substantial, and since August, our team has been hard at work optimizing our combined business operations. To that end the company formed an integration team which is focusing on 15 discrete workstreams to ensure all synergies and opportunities for sales and marketing efforts, quality and regulatory systems, human resources and people engagement practices, environmental, health and safety policies, business systems, and all other aspects of the company’s operations are being captured and optimized.

“Concurrent with our integration efforts, during the third quarter, Recro continued to win new business, expanding our manufacturing pipeline and increasing capacity utilization. Notably, we recently announced the execution of a Master Services and Supply Agreement with Otsuka Pharmaceutical Co., Ltd. (“Otsuka”), for which we are conducting a tech transfer in support of becoming the U.S.-based production site for one of their branded commercial products. Having a U.S. presence to produce commercial products, reducing supply chain risk, is an important part of our value to our clients.

“We are extremely pleased with the activities and accomplishments of the third quarter. As our recent contract wins have demonstrated, Recro has now transformed itself from a niche CDMO specializing in oral solid dose work, to a growth CDMO. Today our organization has offerings in essentially all dosage forms for small molecule therapeutics, locations on both coasts of the U.S., a strong quality and regulatory track record, and the benefit of owning and profitably producing Verapamil, a successful legacy product.”

Third Quarter 2021 and Other Recent Developments

Strengthened leadership and organizational improvements:

•
In July, Recro announced the appointment of Erica Raether as the company’s inaugural vice president of people, culture and ESG. This new position will be critical given Recro’s commitment to achieving sustainable growth and profitability, and doing so with a mindset towards advancing our diversity, equity and inclusion efforts as well as running our operations in a sustainable, responsible manner. Ms. Raether most recently served as the U.S. vice president of human resources and was a member of the global leadership team at Ajinomoto Bio Pharma Services, the global CDMO arm of Ajinomoto Co., which employs approximately 1,800 individuals and operates in Europe, India, Japan and the United States.
•
The company recently appointed Tim Bourque as vice president and head of operations for Recro San Diego. Mr. Bourque joined Recro from Ajinomoto Bio-Pharma Services, where he was most recently senior director of supply chain and facilities. In this role, he had leadership responsibility for the company’s U.S. supply chain, warehouse, facilities, packaging and fill/finish visual inspection operations. He also served as the site head at one of Ajinomoto Bio-Pharma Services’ three San Diego locations. During his career, Mr. Bourque has also held key supply chain and logistics positions with leading CDMO and biopharmaceutical companies including Lonza, Althea, Shire Human Genetic Therapies, and Ipsen. In his new role, he will support the continued integration of Recro and IriSys, and lead the Recro San Diego site.

New business growth:

•
New manufacturing customers. During the third quarter, the company signed a development and cGMP manufacturing agreement with a new, unnamed client. Under the terms of the agreement, Recro will provide early-stage development and manufacturing and clinical packaging services to support the client’s ongoing clinical development of an orally-administered, fixed-dose-combination therapy.
•
Existing customer project expansions. During the third quarter, the company signed an expanded development and manufacturing agreement with BioCorRx Inc., a developer and provider of advanced solutions in the treatment of substance use disorders. Under terms of the new agreement, Recro will provide analytical validation services and cGMP manufacturing of registrational batches of BICX104 to support BioCorRx’s potential filing of a New Drug Application (NDA) for BICX104 with the U.S. Food and Drug Administration (FDA).

During the third quarter, Recro also expanded the company’s relationship with its existing customer, Otsuka. Under the terms of the new master supply and services agreement, Recro will serve as a commercial manufacturer and supplier for Otsuka. Recro has already been engaged with Otsuka to conduct tech transfer work for a branded commercial product which, when complete, will be produced under the new master supply and services agreement.

Recro was recently awarded a new development and manufacturing contract by the National Center for Advancing Translational Sciences (NCATS) at the National Institutes of Health (NIH). The new contract falls under an existing NIH parent contract (N01TR-17-2003) that was previously awarded to IriSys, and will focus on the development of NES-100, a novel nasal spray analgesic. Under terms of the new contract, the company will support chemistry, manufacturing and controls (CMC) development of

NES-100, a microparticle dosage form of leu-enkephalin (or LENK) that is prepared by the encapsulation of LENK in a patent-protected molecular enveloped technology and delivered via a nasal spray device. The polymer particles encapsulating LENK are able to transport LENK to the brain via the intranasal route with little to no peripheral exposure. This project highlights the impressive capabilities and unique expertise possessed by Recro’s San Diego team in the development and manufacture of sophisticated therapeutic formulations.

Other corporate and financial developments:

•
Acquisition of IriSys, LLC. During the third quarter, Recro acquired IriSys, LLC, an independent San Diego-based CDMO, with a number of highly attractive features including significant capabilities beyond oral solid dose, including sterile and non-sterile injectables, liquid and powder filled capsules, tablets, oral liquids, liposomes and nano/micro-particles, topical formulations and ophthalmic droppers. As a result of the acquisition, Recro gained:

•
an increased pipeline and revenue diversification;
•
significantly expanded capabilities;
•
the ability to leverage a variety of functional capabilities across a wider footprint;
•
synergies within business development, clinical development, and commercial scale-up;
•
a bi-coastal presence and increased talent pool;
•
an expanded global customer base;
•
a strong alignment and contribution to our already strong culture; and
•
multiple platforms for future organic growth.

Under terms of the agreement, Recro acquired 100% of the equity interests of IriSys LLC in exchange for consideration having an aggregate value of approximately $50 million. The purchase price was paid through: (i) $25.5 million of cash at closing; (ii) 9,302,718 shares of common stock of Recro to be issued in February 2022; and (iii) a seller promissory note of $6.1 million. The seller note has a three (3) year maturity date from the date of closing and bears interest at a rate of 6% annually. The seller note is expressly subordinated and unsecured in right of payment and priority to Recro’s existing debt with Athyrium Capital Management.

Financial Results for the Three Months Ended September 30, 2021

As a result of Recro’s acquisition of IriSys, the company is increasing its revenue guidance for the full year 2021 to be in a range of $74 to $76 million, with an EBITDA, as adjusted target range of $16 to $18 million and a net loss range of $11.6 to $13.6 million.

At September 30, 2021, Recro had cash and cash equivalents of $23.5 million compared to $23.8 million as of the end of the prior fiscal year.

Revenues for the quarter ended September 30, 2021 were $18.2 million. This represents a 6% decrease compared to revenues of $19.3 million recorded during the prior year period. The decrease of $1.1 million was primarily the result of decreased product sales due to timing of customer orders. This decrease was partially offset by increases in revenue due to the acquisition of IriSys as well as higher revenues from our clinical trial materials business including revenue from the Otsuka commercial product tech transfer project.

Cost of sales for the quarter ended September 30, 2021 was $13.2 million compared to $11.7 million for the comparable period of 2020. The increase of $1.5 million was primarily due to costs from the San Diego facility due to the acquisition of IriSys and is partially offset by lower costs due to certain employment incentive tax credits in 2021.

Selling, general and administrative expenses for the third quarter were $4.6 million, compared to $4.4 million recorded in the 2020 period. The increase of $0.2 million was primarily related to deal and integration costs related to the acquisition of IriSys and business development expenses associated with our San Diego team offset by lower public company costs and stock-based compensation expense.

Interest expense was $3.8 million for the three months ended September 30, 2021, a decrease compared to $4.6 million for the comparable period of 2020. The decrease of $0.8 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium as well as a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement. This decrease was partially offset by an increase in interest from the sellers note which was a component of the IriSys acquisition purchase price.

For the quarter ended September 30, 2021, the company recorded a net loss of $3.5 million or $0.07 per diluted share, as compared to a net loss of $2.1 million or $0.09 per diluted share, for the comparable period of 2020. EBITDA, as adjusted* for the period was $5.3 million compared to $6.3 million in the prior year period.

Financial Results for the Nine Months Ended September 30, 2021

Revenue for the nine months ended September 30, 2021 was $53.1 million, compared to $56.6 million for the same period in 2020. The decrease of $3.5 million in revenue was primarily the result of the discontinuation of two commercial product lines by our commercial partners announced in the first quarter of 2020. During the 2021 period, increased product sales from one of our commercial partners, increased revenue due to the acquisition of IriSys as well as higher revenues from our clinical trial materials new business growth activities, have partially offset the decrease.

Cost of sales for the nine months ended September 30, 2021 was $39.8 million, compared to $41.6 million for the same period in 2020. The cost of sales decrease of $1.8 million was primarily due to lower commercial manufacturing volumes and reflects lower costs due to the prior year reduction in force as well as certain employment incentive tax credits in 2021 offset by costs from the San Diego facility due to the acquisition of IriSys.

Selling, general and administrative expenses for the nine months ended September 30, 2021 were $13.1 million, compared to $14.1 million for the same period in 2020. The decrease of $1.0 million was primarily related to lower public company costs and stock-based compensation expense offset by expenses related to the acquisition of IriSys and business development expenses associated with our San Diego team.

Interest expense was $11.7 million and $14.7 million during the nine months ended September 30, 2021 and 2020, respectively. The decrease of $3.0 million was primarily due to reduced term loan borrowings under the Credit Agreement with Athyrium as well as a decrease in the LIBOR base rate of interest on our term loans under the Credit Agreement. This decrease was partially offset by an increase in interest from the sellers note which was a component of the IriSys acquisition purchase price.

For the nine months ended September 30, 2021, Recro reported a net loss of $9.0 million, or $0.22 per diluted share, compared to a net loss of $15.8 million, or $0.67 per diluted share, for the comparable period in 2020. EBITDA, as adjusted* for the period was $13.4 million compared to $13.7 million in the prior year period.

*EBITDA, as adjusted is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures in this release).

Non-GAAP Financial Measures

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have certain non-GAAP information for our business, including EBITDA, as adjusted. We believe this non-GAAP financial measure is helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. This measure is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled

“Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of non-GAAP adjusted EBITDA to its most directly comparable GAAP measure.

Conference Call and Webcast

Recro management will be hosting a conference call and webcast today beginning at 4:30 p.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 4546348. A live audio webcast of the call will be available under "Events" in the Investor section of the company's website, https://ir.recropharma.com/events. An archived webcast will be available on the company's website approximately two hours after the event and will be available for 30 days.

About Recro

Recro (NASD: REPH) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Recro is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Recro has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

For more information about Recro’s CDMO solutions, visit recrocdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; ability to manage costs and to achieve its financial goals; to operate under increased leverage and associated lending covenants; to pay its debt under its credit agreement; to maintain relationships with CDMO commercial partners and develop additional commercial partnerships; and the company's expectations regarding the benefits of the acquisition of IriSys. The words "anticipate", "believe", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include, but are not limited to, the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development and the clinical plans and market success of their products; customers' changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition; and risks that the results of the combination of IriSys's business with the company's business may not be as anticipated. These forward-looking statements should be considered together with the risks and uncertainties that may affect our business and future results presented herein along with those risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Recro

(770) 531-8365

ryan.lake@recroCDMO.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$23,490	$23,760
Accounts receivable	13,746	9,033
Contract asset	7,314	7,330
Inventory	9,440	11,612
Prepaid expenses and other current assets	2,101	2,334
Total current assets	56,091	54,069
Property, plant and equipment, net	50,021	43,841
Operating lease asset	5,963	486
Intangible assets, net	5,993	700
Goodwill	39,568	4,319
Other assets	146	—
Total assets	$157,782	$103,415
Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,916	$1,804
Current portion of debt	—	1,474
Current portion of related party debt	2,039	—
Current portion of operating lease liability	1,049	145
Accrued expenses and other current liabilities	7,856	4,380
Total current liabilities	12,860	7,803
Debt, net	91,029	108,097
Related party debt, net of current portion	3,259	—
Operating lease liability, net of current portion	4,947	366
Other liabilities	1,203	1,249
Total liabilities	113,298	117,515
Commitments and contingencies
Shareholders’ equity (deficit):
Preferred stock, $0.01 par value. 10,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value. 95,000,000 shares authorized, 46,614,535 and 28,601,358 shares issued and outstanding at September 30, 2021 and December 31, 2020, respectively	466	286
Additional paid-in capital	287,415	219,998
Accumulated deficit	(243,397)	(234,384)
Total shareholders’ equity (deficit)	44,484	(14,100)
Total liabilities and shareholders’ equity (deficit)	$157,782	$103,415

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(amounts in thousands, except share and per share data)	2021	2020	2021	2020
Revenue	$18,237	$19,287	$53,057	$56,586
Operating expenses:
Cost of sales (excluding amortization of intangible assets)	13,160	11,741	39,831	41,629
Selling, general and administrative	4,606	4,418	13,076	14,123
Amortization of intangible assets	135	646	835	1,938
Total operating expenses	17,901	16,805	53,742	57,690
Operating income (loss)	336	2,482	(685)	(1,104)
Interest expense	(3,822)	(4,609)	(11,680)	(14,727)
Gain on extinguishment of debt	—	—	3,352	—
Net loss	$(3,486)	$(2,127)	$(9,013)	$(15,831)

Loss per share, basic and diluted	$(0.07)	$(0.09)	$(0.22)	$(0.67)

Weighted average shares outstanding:
Basic	51,416,388	23,641,973	40,137,069	23,538,378
Diluted	51,416,388	23,641,973	40,137,069	23,538,378

RECRO PHARMA, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest, depreciation, amortization, non-cash stock-based compensation, charges related to reductions in force and costs related to the acquisition and integration of IriSys, as well as the impact of Accounting Standards Update 2014-09 in order to remove the impact of the timing of revenue recognized from profit-sharing arrangements upon transfer of control of the product, which more closely aligns revenue with expected cash receipt.

We believe that non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted, is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Third quarter results

	Three months ended September 30,
(amounts in millions)	2021	2020
Net income (loss) (GAAP)	$(3.5)	$(2.1)
Interest expense	3.8	4.6
Depreciation	1.8	1.6
Amortization of intangible assets	0.1	0.6
Stock-based compensation	1.3	2.4
Revenue recognition (b)	0.5	(0.8)
Deal and integration costs (c)	1.3	—
EBITDA, as adjusted	$5.3	$6.3

First nine months results

	Nine months ended September 30,
(amounts in millions)	2021	2020
Net loss (GAAP)	$(9.0)	$(15.8)
Interest expense	11.7	14.7
Depreciation	4.8	4.6
Amortization of intangible assets	0.8	1.9
Stock-based compensation	6.4	8.1
Reduction in force (a)	—	1.0
Revenue recognition (b)	0.8	(0.8)
Deal and integration costs (c)	1.3	—
Gain on extinguishment of debt (d)	(3.4)	—
EBITDA, as adjusted	$13.4	$13.7

Full year guidance

	Year ended December 31,
(amounts in millions)	2021	2020
	(estimate)
Net loss (GAAP)	$(13.6) - (11.6)	$(27.5)
Interest expense	15.3	19.2
Depreciation	6.2	6.9
Amortization of intangible assets	1.0	2.6
Stock-based compensation	7.7	10.1
Reduction in force (a)	—	1.1
Revenue recognition (b)	1.4	1.6
Deal and integration costs (c)	1.4	—
Gain on extinguishment of debt (d)	(3.4)	—
EBITDA, as adjusted	$16.0 - 18.0	$14.0

a)
In the first half of 2020, two reductions in force were executed that affected approximately 15% of the work force and were driven by lower commercial volumes.
b)
To exclude the impact of Accounting Standards Update 2014-09, "Revenue Recognition," related to non-cash changes in our contract asset.
c)
Costs related to the acquisition and integration of IriSys.
d)
In October 2020, the Company submitted a forgiveness application for its note under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Security Act of 2020. In June 2021, the note and all accrued interest thereon was forgiven. Upon receiving the decision, the Company recorded a gain on extinguishment of debt for the forgiveness of $3,316 of principal and $36 of accrued interest.